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           EATON VANCE TAX-ADVANTAGED GLOBAL OPPORTUNITIES INCOME FUND
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054


                                                 April 20, 2004


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention: Vincent DiStefano
           Division of Investment Management

   Re:     Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund
           (the "Fund")
           1933 Act Registration Statement (File No. 333-113177)
           1940 Act Registration Statement (File No. 811-21519)

Gentlemen:

      Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "1933 Act"), the Fund hereby requests that the staff of the Division of Investment Management accelerate the effective date of the Fund's 1933 Act Registration Statement on Form N-2, as amended, to 2 p.m., New York City time, on Monday, April 26, 2004, or as soon thereafter as possible.

                                      Very truly yours,



                                      Eaton Vance Tax-Advantaged Global Dividend
                                      Opportunities Fund

                                      By:  /s/ Duncan W. Richardson
                                           ------------------------------
                                           Duncan W. Richardson
                                           President

cc: Mr. Richard Pfordte, Branch Chief
    Division of Investment Management